                                                                                                                     Exhibit 12


                          SOUTH JERSEY INDUSTRIES, INC.
         Calculation of Ratio of Earnings from Continuing Operations to
                       Fixed Charges (Before Income Taxes)
                                 (IN THOUSANDS)



                                                                    Fiscal Year Ended December 31,
                                        ----------------------------------------------------------------------------------------

                                              2001              2000              1999             1998              1997
                                        ----------------------------------------------------------------------------------------

Net Income*                                       $26,869           $24,741          $21,962           $13,506          $18,460

Income Taxes                                       19,295            18,711           16,418            11,703           10,761

Fixed Charges**                                    24,101            24,392           24,300            22,436           20,320

Capitalized Interest                                 (500)              (26)            (390)             (167)            (107)
                                        ----------------------------------------------------------------------------------------


Total Available                                   $69,765           $67,818           $62,290          $47,478           $49,434
                                        ========================================================================================



Total Available                                      2.9x              2.8x             2.6x              2.1x             2.4x
----------------------------------------
Fixed Charges




 * Net Income before Discontinued Operations.

** Includes interest and preferred securities dividend requirements of a subsidiary.
